EXHIBIT 99.1

Former Boeing Capital Corporation CFO To Be Appointed To DMS CFO In March
Vasundara Srenivas Adds Significant Public Market Expertise To Support Growth Of Digital Media Solutions

Clearwater, FL - February 15, 2021 - Digital Media Solutions, Inc. (NYSE: DMS), a leading provider of technology-enabled digital performance advertising solutions connecting consumers and advertisers within insurance and other top verticals, today announces the appointment of Vasundara Srenivas, CPA, as CFO. In this role, Srenivas will lead the company’s global finance and accounting teams. Srenivas will report to DMS CEO, Joe Marinucci, with a March 13th start date.

For more than a decade, Srenivas held executive-level positions at Boeing, supporting both corporate and divisional finance. A transformational leader, Srenivas’s expertise includes strategic direction, GAAP/IFRS accounting, SEC reporting, M&A and financial operations. Srenivas’s roles at Boeing included CFO of Boeing Australia and Boeing Defense Australia, senior roles in corporate finance transformation and enterprise finance and, from 2017 through 2020, CFO of Boeing Capital Corporation (BCC), a wholly-owned, multi-billion dollar subsidiary of Boeing responsible for arranging, structuring and providing financing for Boeing’s products.

“Vasundara’s passion, ambition and intellectual curiosity are immediately apparent,” noted Marinucci. “Her experience managing financial portfolios for one of the largest publicly traded companies in the U.S. will level up the finance team at DMS. Likewise, Vasundara’s deep M&A experience, her financial compliance background and her public company expertise will be tapped as DMS continues to grow organically and with strategic acquisitions that accelerate our organic growth.”

Srenivas earned her MBA at the University of Canberra in Australia, and she successfully completed the Advanced Management Program at Harvard Business School. Srenivas was recognized as CPA Australia’s Top 40 Under 40 Young Business Leader and awarded the National Asian Pacific American Corporate Achievement Award in Washington, DC. Srenivas is in the process of relocating to Tampa Bay, where the company is headquartered.

Current CFO Randy Koubek joined DMS in December 2018 and led the team through the rigorous process of becoming a public company in July 2020 via a SPAC IPO. He is leaving to pursue other opportunities. “The entire DMS team is grateful to Randy for his dedication and hard work navigating the finance team through multiple acquisitions and our IPO process during his tenure,” noted Marinucci. “Like the rest of DMS, Randy understands everything is possible when you believe it is. I wish Randy the best as he transitions to his next opportunity.”

Last month, DMS announced the appointment of Tony Saldana to General Counsel and EVP of Compliance and Thomas Bock to EVP of Corporate Development and Investor Relations, and earlier this month, DMS announced the acquisition of Aimtell/PushPros. The addition of the Aimtell/PushPros technology and AI infrastructure within the DMS proprietary advertising technology stack enhances the ability of both companies to connect consumers and advertisers with relevant ads delivered to the right people at the right times.

DMS fourth quarter and full-year fiscal 2020 earnings will be released before the stock market opens on Friday, February 26, 2021, and the company will hold a conference call, led by Marinucci and Koubek, to discuss results at 8:30 a.m. (Eastern Time) that day.

About Digital Media Solutions
Digital Media Solutions, Inc. (NYSE: DMS) is a leading provider of technology-enabled digital performance advertising solutions connecting consumers and advertisers within auto, home, health and life insurance plus a long list of top consumer verticals. The DMS first-party data asset, proprietary advertising technology, significant proprietary media distribution and data-driven processes help digital advertising clients de-risk their advertising spend while scaling their customer bases. Learn more at https://digitalmediasolutions.com.

Safe Harbor Statement
This press release includes “forward-looking statements'' within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. DMS’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, DMS’s expectations with respect to its future performance, its ability to implement its strategy and its ability to successfully integrate Aimtell/PushPros. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include risks and uncertainties indicated from time to time in DMS’s amended registration statement, filed on August 6, 2020, including those under “Risk Factors”, and in DMS’s other filings with the SEC. There may be additional risks that we consider immaterial or which are unknown, as it is not possible to predict or identify all such risks. DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:
Media Contact
Melissa Ledesma
(201) 290-2696
Mledesma@dmsgroup.com

Investor Contact:
Thomas Bock
(704) 412-8892
tbock@dmsgroup.com